Exhibit 99.1

PRESS RELEASE

CIRCOR International Promotes Michael Dill to

Group Vice President - CIRCOR Aerospace

Burlington, MA – April 13, 2011 – CIRCOR International, Inc. (NYSE: CIR), a leading provider of valves and other highly engineered products for the industrial, aerospace and energy markets, today announced that Michael Dill has been promoted to Group Vice President for CIRCOR Aerospace. Effective April 25, Dill will be responsible for CIRCOR’s world-wide aerospace business and will report directly to Bill Higgins, CIRCOR Chairman and Chief Executive Officer. Dill, who currently serves as CIRCOR Aerospace VP of Business Development & Strategy, replaces Christopher R. Celtruda, who has accepted a new role as President of Gardner Denver, Inc.’s $1.1 billion Industrial Products Group.

“We have worked hard to develop strong and deep leadership talent at each of our business segments,” said Higgins. “As a result of our commitment to succession planning, we have an experienced executive, Michael Dill, ready to step in and seamlessly lead CIRCOR Aerospace. Michael’s extensive industry and CIRCOR experience will enable him to maintain CIRCOR Aerospace’s high level of customer service and operational excellence. We wish Chris continued success and thank him for his contributions to CIRCOR.”

Dill joined CIRCOR Aerospace in 2009 from Parker Hannifin where he served as Business Unit Director, Fuel and Oil System Aerospace Products. Prior to that, he was the Vice President and General Manager of Shaw Aero Devices, a manufacturer of fuel system components. Mr. Dill, who earned a Bachelor of Industrial and Systems Management degree from the Georgia Institute of Technology, is an expert in lean manufacturing systems and operational excellence.

About CIRCOR International, Inc.

CIRCOR International, Inc. designs, manufactures and markets valves and other highly engineered products for the industrial, aerospace and energy markets. With more than 7,000 customers in over 100 countries, CIRCOR has a diversified product portfolio with recognized, market-leading brands. CIRCOR’s culture, built on the CIRCOR Business System, is defined by the Company’s commitment to attracting, developing and retaining the best talent and pursuing continuous improvement in all aspects of its business and operations. The Company’s strategy includes growing organically by investing in new, differentiated products; adding value to component products; and increasing the development of mission-critical subsystems and solutions. CIRCOR also plans to leverage its strong balance sheet to acquire strategically complementary businesses. For more information, visit the Company’s investor relations web site at http://investors.circor.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Reliance should not be placed on forward-looking statements because they involve unknown risks, uncertainties and other factors, which are, in some cases, beyond the control of CIRCOR. Any statements in this press release that are not statements of historical fact are forward-looking statements. Actual events, performance or results could differ materially from the anticipated events, performance or results expressed or implied by such forward-looking statements. BEFORE MAKING ANY INVESTMENT DECISIONS REGARDING OUR COMPANY, WE STRONGLY ADVISE YOU TO READ THE SECTION ENTITLED “RISK FACTORS” IN OUR MOST RECENT ANNUAL REPORT ON FORM 10-K AND SUBSEQUENT REPORTS ON FORMS 10-Q, WHICH CAN BE ACCESSED UNDER THE “INVESTORS” LINK OF OUR WEBSITE AT WWW.CIRCOR.COM. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contact:

Frederic M. Burditt
Chief Financial Officer
CIRCOR International
(781) 270-1200